                                                                   EXHIBIT 10.1


                                MERGER AGREEMENT

                                  BY AND AMONG

                           McCLATCHY NEWSPAPERS, INC.

                              MNI MERGER SUB, INC.

                                      AND

                    THE NEWS AND OBSERVER PUBLISHING COMPANY


                            DATED AS OF MAY 16, 1995


          (As amended by that certain Amendment to Merger Agreement
                          dated as of July 24, 1995)

                                                   TABLE OF CONTENTS

                                                                                                                          Page
                                                                                                                          ----

                                                        ARTICLE I

                                                          MERGER

Section 1.1      Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
Section 1.2      Articles of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
Section 1.3      Bylaws; Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
Section 1.4      Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
Section 1.5      Shareholders' Meeting and Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
Section 1.6      Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
Section 1.7      Shareholders' Representative   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3


                                                        ARTICLE II

                                                   CONVERSION OF SHARES

Section 2.1      Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Section 2.2      Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Section 2.3      Selling Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Section 2.4      Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Section 2.5      Merger Sub Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6


                                                       ARTICLE III

                                                       THE CLOSING

Section 3.1      Time and Place   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Section 3.2      Filings at the Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6


                                                        ARTICLE IV

                                                         PAYMENT

Section 4.1      Estimated Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Section 4.2      Closing Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Section 4.3      Determination of Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Section 4.4      Payments for Shares No Longer Deemed Dissenting Shares   . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Section 4.5      Exchange of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

                                                        ARTICLE V

                                                REPRESENTATIONS AND WARRANTIES
                                                       OF THE PURCHASER

Section 5.1      Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 5.2      Authority Relative to This Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 5.3      Noncontravention; Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 5.4      Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 5.5      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12


                                                        ARTICLE VI

                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 6.1      Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 6.2      Authority Relative to this Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 6.3      Noncontravention, Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 6.4      Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 6.5      Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 6.6      Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 6.7      Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 6.8      Certain Contracts and Arrangements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 6.9      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 6.10     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 6.11     Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 6.12     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 6.13     Licenses and Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 6.14     Title to Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 6.15     Title to Personal Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 6.16     Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.17     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.18     Inventories; Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.19     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.20     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.21     Newspapers and Magazines; Circulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.22     Environmental Matters.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 6.23     Equity Interests.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 6.24     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 6.25     Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 6.26     Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 6.27     Books and Records.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                                         ARTICLE VII

                                                   COVENANTS OF THE PARTIES

Section 7.1      Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 7.2      Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 7.3      Employees and Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 7.4      HSR Act Filing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 7.5      Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 7.6         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 7.7      Consummation of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 7.8      Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 7.9      Purchaser's Severance Obligation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 7.10     Philanthropy Journal   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 7.11     Holdback Letter of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
7.12             Certain Indemnification Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26


                                                       ARTICLE VIII

                                             CONDITIONS TO THE OBLIGATIONS OF
                                                       ALL PARTIES

Section 8.1      Shareholder Approval   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 8.2      Hart-Scott-Rodino  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26


                                                        ARTICLE IX

                                             CONDITIONS TO THE OBLIGATIONS OF
                                               MERGER SUB AND THE PURCHASER

Section 9.1      Representations and Warranties True  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 9.2      Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 9.3      Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 9.4      Certain Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 9.5      Opinion of Counsel.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 9.6      Closing Documents.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 9.7      Dissenting Shares.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 9.8      Guarantee of Stock Ownership and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


                                                         ARTICLE X

                                        CONDITIONS TO THE OBLIGATIONS OF THE COMPANY


Section 10.1      Representations and Warranties True  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 10.2      Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 10.3      Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 10.4      Certain Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 10.5      Opinion of Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 10.6      Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29


                                                         ARTICLE XI

                                        SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 11.1      Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 11.2      Shareholders' Agreement to Indemnify   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 11.3      Purchaser's Agreement to Indemnify   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 11.4      Holdback Amount Interest and Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 11.5      Holdback Amount Reduction; Notice; Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34


                                                        ARTICLE XII

                                                        TERMINATION

Section 12.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 12.2      Procedure and Effect of Termination or Failure to Close  . . . . . . . . . . . . . . . . . . . . . . . . .  35


                                                        ARTICLE XIII

                                                  MISCELLANEOUS PROVISIONS

Section 13.1      Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 13.2      Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 13.3      Amendment and Modification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 13.4      Waiver of Compliance; Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 13.5      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 13.6      Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 13.7      Governing Law; Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 13.8      Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 13.9      Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 13.10     Bulk Sales Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 13.11     Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

Pursuant to Item 601(b)(2) of Regulation S-K, the Schedules to the Merger Agreement have been omitted. The Registrant hereby agrees to furnish such Schedules upon request of the Securities and Exchange Commission.


SCHEDULES

Schedule 2.1      Shareholders
Schedule 6.3      Consents and Approvals
Schedule 6.4      Capitalization
Schedule 6.5      Financial Statements
Schedule 6.7      Absence of Certain Changes
Schedule 6.8      Certain Contracts and Arrangements
Schedule 6.9      Litigation
Schedule 6.11     Employee Benefits
Schedule 6.12     Taxes
Schedule 6.13     Licenses and Authorizations
Schedule 6.14     Title to Real Property
Schedule 6.15     Title to Personal Property
Schedule 6.16     Bank Accounts
Schedule 6.17     Insurance
Schedule 6.18     Buildings
Schedule 6.20     Trademarks
Schedule 6.21     Newspaper and Magazines; Circulation
Schedule 6.22     Environmental Matters
Schedule 6.23     Equity Interests
Schedule 6.27     Books and Records
Schedule 7.1      Conduct of Business
Schedule 7.9      Philanthropy Journal Employees
Schedule 11.2     Indemnification Matter


EXHIBITS

Exhibit 4.5       Paying Agent Agreement
Exhibit 7.3       Employment Contracts

                                 Defined Terms

                                                                                                                        Section
                                                                                                                        -------
Acceptable Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7.11(a)
Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2
Adjustments Computation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.3(a)
Adjustments Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.3(c)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Introduction
Arbitrating Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.3(b)
Articles of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.6
Base Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(a)
Business Corporation Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(a)
Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.6
Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5(b)
Class B Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(a)
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
Closing Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.2
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.11(b)
Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(a)
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Introduction
Company Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11.3(a)
Company Indemnitees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11.3(a)
Company Third-Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11.3(c)
Compensation and Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.11(a)
Constituent Corporations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Introduction
Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.3(a)
DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(a)
Disputed Holdback Reduction Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11.5
Dissenters' Selling Expense Portion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.3(c)
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.4
DOJ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7.4
Dollar/$  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(a)
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.6
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.11(b)
ERISA Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.11(b)
Estimated Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.3(b)
FTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7.4
Final Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.3(a)
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.5
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.3(b)
Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.22(a)

Holdback Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.2
Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2(b)
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1
Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(a)
Merger Sub. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Introduction
Multiemployer Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.11(b)
Net Merger Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(a)
Option Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Background Statement
Paying Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5(a)
Paying Agent Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5(a)
Pension Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.11(b)
Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.13
Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Introduction
Purchaser Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11.2(a)
Purchaser Indemnitees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11.2(a)
Purchaser Third-Party Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11.2(c)
Selling Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.3
Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(a)
Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(a)
Shareholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.5
Shareholders' Representative. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.7
Stock Note. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.5(b)
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1(a)

                                MERGER AGREEMENT


         This MERGER AGREEMENT, dated as of May 16, 1995, (the "Agreement"), is by and among THE NEWS AND OBSERVER PUBLISHING COMPANY, a North Carolina corporation (the "Company"), McCLATCHY NEWSPAPERS, INC., a Delaware corporation (the "Purchaser"), and MNI MERGER SUB, INC., a Delaware corporation that is a wholly owned subsidiary of the Purchaser ("Merger Sub"). The Company and Merger Sub are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                              BACKGROUND STATEMENT

         The Boards of Directors of the Company, the Purchaser, and Merger Sub have determined that the merger of Merger Sub into the Company upon the terms set forth in this Agreement would be fair and in the best interests of their respective shareholders, and such Boards of Directors have adopted resolutions approving this Agreement and the transactions contemplated hereby. In addition, pursuant to the terms of an Option Agreement dated as of the date hereof (the "Option Agreement") between the Purchaser and the holders of a majority of the issued and outstanding shares of voting common stock of the Company, such majority holders have agreed to approve this Agreement and the transactions contemplated hereby at a shareholders' meeting to be called for that purpose.

         The Company, the Purchaser, and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the proposed merger of the Company and Merger Sub and desire to prescribe various conditions to the merger.

         NOW, THEREFORE, in consideration of the premises and the mutual representation, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                                     MERGER

         SECTION 1.1 MERGER. (a) In accordance with the provisions of this Agreement, the North Carolina Business Corporation Act (the "Business Corporation Act") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in SECTION 1.6), Merger Sub shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of North Carolina. The name of the Company prior to the Merger shall be the name of the Surviving Corporation. At the Effective Time, the separate existence of Merger Sub shall cease.

         (b) The Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of each of the Constituent Corporations and shall by operation of law assume and be liable for all the liabilities, obligations and penalties of each of the Constituent Corporations.

         SECTION 1.2 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Company in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except as amended by the Articles of Merger (as defined in SECTION 1.6).

         SECTION 1.3 BYLAWS; FISCAL YEAR. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation. The fiscal year of the Surviving Corporation shall end on the last day of December of each year.

         SECTION 1.4 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

         SECTION 1.5 SHAREHOLDERS' MEETING AND CONSENTS. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and bylaws to convene a special meeting of its shareholders (the "Shareholders' Meeting") as soon as practicable hereafter to act on this Agreement and to approve an amendment to the Company's articles of incorporation (or at the option of the holders of the Company's Common Stock (as defined in SECTION 2.1), the giving of unanimous consents pursuant to
Article IV.C. of the Company's articles of incorporation) to permit the disposition of Shares (as defined in SECTION 2.1) pursuant to the Option Agreement. The Company, through its Board of Directors (subject to the fiduciary duties of the Board of Directors under applicable law), shall recommend to its shareholders adoption of this Agreement and approval of the transactions contemplated hereby (including without limitation the foregoing amendment to the Company's articles of incorporation) and shall use all reasonable efforts to obtain approval of the adoption of this Agreement and of the transactions contemplated hereby (including without limitation the foregoing amendment to the Company's articles of incorporation) by the shareholders of the Company at a meeting duly noticed to be held as soon as practicable after the date hereof. The Company agrees that it will deal exclusively with the Purchaser and will not solicit, directly or indirectly, inquiries, proposals or offers from any other potential buyer of the Company or for any substantial portion of its assets or securities.

         SECTION 1.6 EFFECTIVE TIME. The Merger shall become effective on the date and at the time of filing of (a) articles of merger, in the form required by and executed in accordance with the Business Corporation Act ("Articles of Merger"), with the Secretary of State of the State of North Carolina in accordance with the provisions of Section 55-11-05 of the Business Corporation Act and (b) a certificate of merger (the "Certificate of Merger"), in the form required by and executed in accordance with the DGCL, with the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL or at such other time specified in the Articles of Merger or the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the "Effective Time."

         SECTION 1.7        SHAREHOLDERS' REPRESENTATIVE.  Frank Daniels, Jr.
(or in the event of his resignation or inability to perform his duties hereunder, Robert M. Woronoff, Jr.) shall act as the Shareholders' Representative (in such capacity, the "Shareholders' Representative") with respect to (i) the determination of the Adjustments Computation and the Adjustments Payment (as such terms are defined in SECTIONS 4.3(a) AND 4.3(c), respectively), (ii) the settling and payment of Selling Expenses (as defined in
SECTION 2.3), (iii) the settling and payment of any indemnification claims, and
(iv) for any other purposes that may be specified in this Agreement or are reasonably necessary or desirable in connection with the protection of the Shareholders hereunder. The Shareholders' Representative shall have no duties or obligations other than those specifically set forth herein and shall not be liable under any circumstances for any actions or inactions in his capacity as Shareholders' Representative other than for his wilful misconduct. All costs and expenses of the Shareholders' Representative shall be Selling Expenses.
The holders of a majority of the Shares (as defined in SECTION 2.1(a)) shall have the right at any time to appoint a new Shareholders' Representative for such purposes by giving at least ten (10) days' written notice thereof to the Purchaser and the Shareholders' Representative then acting.


                                   ARTICLE II

                              CONVERSION OF SHARES

         SECTION 2.1 SHARES. (a) Except as provided in SECTION 2.4 below with respect to Dissenting Shares, each share of the Company's Common Stock, par value $0.10 per share ("Common Stock"), and Class B Non-Voting Common Stock, par value $0.10 per share ("Class B Stock"), issued and outstanding immediately prior to the Effective Time (each such share of Common Stock or Class B Stock being referred to herein as a "Share" or collectively, the "Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted at the Effective Time into the right to receive, upon surrender of the certificate evidencing such Share in the manner provided in SECTION 4.5(B), a pro rata portion of the "Net Merger Consideration." The Net Merger Consideration shall be three hundred seventy-two million, six hundred forty thousand dollars ($372,640,000) (the "Base Price"), less the sum of (i) the Adjustments (as defined in SECTION 2.2), (ii) the Selling Expenses (as defined in SECTION 2.3)), and (iii) up to $10,000,000 of Purchaser Damages (as defined in SECTION 11.2(a)).

         The pro rata portion of the Net Merger Consideration payable to each holder of Shares (a "Shareholder" and, collectively, the "Shareholders"), other than Dissenting Shares, shall be equal to a fraction, the numerator of which is the number of Shares held by such Shareholder and the denominator of which is the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (specifically including any Dissenting Shares). SCHEDULE 2.1 hereto sets forth the proportionate interest, as of the date hereof, of each Shareholder in the Net Merger Consideration. For purposes of this Agreement, "Dollars" and "$" shall mean currency of the United States of America.

         (b) Except as provided in SECTION 2.1(c) below, all Shares (specifically including any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holders thereof, at the Effective Time no longer be outstanding and shall be canceled and shall cease to exist, and each holder thereof shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Net Merger Consideration for such Shares upon the surrender of the Share certificates in accordance with
SECTION 4.5(b) or the right, with respect to Dissenting Shares, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Article 13 of the Business Corporation Act.

         (c) Notwithstanding anything contained in this Section to the contrary, each Share held in the treasury of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment shall be made with respect thereto.

         SECTION 2.2        ADJUSTMENTS.   The Base Price shall be adjusted as
follows (each such adjustment being referred to herein as an "Adjustment" and the aggregate amount of which shall be referred to as the "Adjustments"):

                    (i) The Base Price shall be increased (or decreased, as the case may be) by the dollar amount by which (A) the current assets of the Company (on an aggregate basis) on the close of business on the last day of the month immediately preceding the Closing Date exceed (or are less than) (B) the current liabilities of the Company (on an aggregate basis) on the close of business on the last day of the month immediately preceding the Closing Date; provided, however, that solely for the purposes of this calculation the Company shall exclude the effect on current assets and current liabilities of bonuses paid or payable to employees of the Company after the date hereof up to an aggregate amount of one million two hundred thousand dollars ($1,200,000);

                   (ii) The Base Price shall be decreased by the dollar amount of the Company's non-current charitable pledges existing on the close of business on the last day of the month immediately preceding the Closing Date; and

                  (iii) The Base Price shall be decreased by the dollar amount of the Company's long-term debt, less current portion, existing on the close of business on the last day of the month immediately preceding the Closing Date.

For purposes of calculating the Adjustments referred to above, current assets, current liabilities, non-current charitable pledges and long-term debt, less current portion, and the value thereof, shall be determined in accordance with generally accepted accounting principles consistently applied (except as indicated in the following sentence). With respect to the Adjustments, the Purchaser and the Company acknowledge that the indebtedness evidenced by the Stock Notes (as defined in SECTION 4.5(b)) will be a current asset on the Final Balance Sheet except with respect to Dissenting Shares and the indebtedness owed to the Company from current or former employees under the computer purchase program disclosed in paragraph 20 of SCHEDULE 6.8 shall be reflected on the Final Balance Sheet in accordance with generally accepted accounting principles (rather than entirely as a current asset).

         SECTION 2.3 SELLING EXPENSES. Selling Expenses shall mean the sum of (i) all legal, accounting, brokers' and other professional fees and expenses of or incurred by the Company or the Shareholders' Representative in connection with the Merger.

         SECTION 2.4 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by Shareholders who have not voted in favor of the Merger or consented thereto in writing, and who have properly exercised their rights for appraisal of such Shares in the manner provided in
Article 13 of the Business Corporation Act ("Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive a pro rata portion of the Net Merger Consideration, unless such Shareholder thereafter fails to perfect or withdraws or otherwise loses his or her right to dissent and appraisal. If, after the Effective Time, such Shareholder fails to perfect or withdraws or otherwise loses his or her right to dissent and appraisal, such Shares shall thereupon be deemed to have been converted as of the Effective Time into a right to receive cash as provided in SECTION 2.1, without interest thereon. The Company shall give the Purchaser prompt written notice of any demands and withdrawals thereof received by the Company for appraisal of Shares, and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Purchaser, make any payment with respect to, or settle or offer to settle, any such demands. If a Shareholder immediately prior to the Effective Time shall become entitled to receive payment for the appraisal value of such Shares, such payment shall be made by the Surviving Corporation.

         SECTION 2.5 MERGER SUB STOCK. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.


                                  ARTICLE III

                                  THE CLOSING

         SECTION 3.1 TIME AND PLACE. Subject to the provisions of ARTICLES VIII, IX, X and XII, the closing of the Merger (the "Closing") shall take place on the first day of a calendar month at the principal offices of the Company in Raleigh, North Carolina, commencing at 10:00 a.m., local time, or at such other time or place as the Purchaser and the Company may agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         SECTION 3.2 FILINGS AT THE CLOSING. Subject to the provisions of ARTICLES VIII, IX, X and XII hereof, Merger Sub and the Company shall file on the Closing Date (i) the Articles of Merger in accordance with the applicable provisions of the Business Corporation Act and (ii) the Certificate of Merger in accordance with the applicable provisions of the DGCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.


                                   ARTICLE IV

                                    PAYMENT

         SECTION 4.1 ESTIMATED ADJUSTMENTS. Not more than six days prior to the Closing Date, the Company shall deliver to the Purchaser a certificate, dated as of the date of delivery, setting forth the Company's good faith estimate of the dollar amount, as of the close of business on the last day of the month preceding the Closing Date, of the Adjustments (the "Estimated Adjustments").

         SECTION 4.2 CLOSING PAYMENT. At the Closing the Purchaser shall pay the Closing Payment by wire transfer of immediately available funds by 2:00 p.m. Raleigh, North Carolina time to the Paying Agent. The "Closing Payment" shall be the product of (i) the Base Price, less the Estimated Adjustments and less the Holdback Amount, and (ii) a fraction, the numerator of which shall be the total number of Shares other than Dissenting Shares and the denominator of which shall be the total number of Shares. The "Holdback Amount" shall initially equal ten million, seven hundred fifty thousand dollars ($10,750,000), shall be reduced from time to time in accordance with SECTION 4.3(e) and
ARTICLE XI and shall accrue interest as provided in SECTION 11.4.

         SECTION 4.3 DETERMINATION OF ADJUSTMENTS. (a) Within 45 days after the Closing Date, the Purchaser will provide to the Shareholders' Representative, on behalf of the Shareholders, a final balance sheet (the "Final Balance Sheet") of the Company dated as of the close of business on the last day of the month immediately preceding the Closing Date and a computation setting forth the dollar amount of each Adjustment, the difference between the Estimated Adjustments and the Adjustments (the "Adjustments Computation"), and the amount of the Adjustments Payment (as defined in SECTION 4.3(c)). The Shareholders' Representative or an agent on his behalf may audit the preparation of the Final Balance Sheet, and shall have complete access to the books and records of the Company for such purpose.

         (b) If the Shareholders' Representative does not accept the Final Balance Sheet, the Adjustments Computation or the Adjustments Payment, he shall give written notice to the Purchaser within twenty-one (21) days after receipt thereof. The notice shall set forth in reasonable detail the disputed amount or amounts and the basis for the Shareholders' Representative's objections to any such amount.

         If the Shareholders' Representative does not object within such 21-day period, the Final Balance Sheet, the Adjustments Computation and the Adjustments Payment shall be deemed accepted and approved by the Shareholders. If the Shareholders' Representative shall raise any objections within the 21-day period, the parties shall attempt to resolve the disputed amount or amounts. If the amounts in dispute cannot be resolved by the parties within thirty (30) days after delivery of the Shareholders' Representative objections, the amounts in dispute shall be submitted to a firm of independent certified public accountants, mutually selected by the Purchaser and the Shareholders' Representative (the "Arbitrating Accountants"), which firm shall make a final and binding determination as to such amount or amounts. The Arbitrating Accountants shall deliver to the parties their written determination regarding the matters submitted to them within sixty (60) days, which determination shall be binding and conclusive upon all parties with respect to the calculation of the Final Balance Sheet, the Adjustments Computation and the Adjustments Payment. Any such determination shall not require the Surviving Corporation or any affiliates to alter its financial statements.

         Fees and expenses of the Arbitrating Accountants shall be paid one-half by the Purchaser (or, at the Purchaser's option, by the Surviving Corporation) and one-half by the Shareholders' Representative as additional Selling Expenses.

         (c) The amount of the post-closing adjustment payment is referred to herein as the "Adjustments Payment." If the absolute dollar amount of the Adjustments as finally determined is less than the Estimated Adjustments, the Adjustments Payment shall be the sum of (i) $750,000, (ii) the absolute dollar amount of the difference between the Estimated

Adjustments and the Adjustments, and (iii) the pro rata portion of the Selling Expenses (as certified in writing by the Shareholders' Representative) then payable by the Shareholders and attributable to the Dissenting Shares (the "Dissenters' Selling Expense Portion"). If the absolute dollar amount of the Adjustments is greater than the Estimated Adjustments, the Adjustments Payment shall be (i) $750,000 minus (ii) the absolute dollar amount of the difference between the Adjustments and the Estimated Adjustment, plus (iii) the Dissenters' Selling Expense Portion.

         (d) If the Shareholders' Representative does not submit a written objection to the Final Balance Sheet, Adjustments Computation or Adjustments Payment pursuant to SECTION 4.3(b), the Adjustments Payment, if a positive amount, shall be disbursed to the Paying Agent within five business days after expiration of the 21-day period referred to in SECTION 4.3(b) (or, if sooner, within five days of the date such 21-day period is waived in writing by the Shareholders' Representative). If the Shareholders' Representative does submit a written objection pursuant to SECTION 4.3(b), the undisputed portion of the Adjustments Payment (as reasonably determined by Purchaser and the Shareholders' Representative in light of the objections raised by the Shareholders' Representative and the possible range in calculations of the disputed portion of the Adjustments Payment) shall, upon the request of the Shareholders' Representative, be disbursed to the Paying Agent within five business days after the 21-day period referred to in SECTION 4.3(b). Any Adjustments Payment due the Shareholders with regard to the disputed portion of the Final Balance Sheet and Adjustments Computation shall be disbursed to the Paying Agent within five business days after the final determination of the entire Adjustments Payment. All disbursements to the Paying Agent pursuant to this paragraph shall be paid, together with interest accruing from the Closing Date at a per annum rate equal to the effective yield to maturity of a two-year U.S. Treasury Note as reported in The Wall Street Journal on the Closing Date, by wire transfer of immediately available funds.

         (e) Following the final determination of the Adjustments Payment, the Holdback Amount shall be reduced by $750,000. In addition, if the Adjustments Payment is a negative number, the Holdback Amount shall be further reduced by the amount of such negative number.

         SECTION 4.4 PAYMENTS FOR SHARES NO LONGER DEEMED DISSENTING SHARES. If, at any time, any Dissenting Shares lose their status as Dissenting Shares such that the Shareholder thereof becomes entitled to receive the Net Merger Consideration, the Purchaser will pay or caused to be paid to the Paying Agent the pro rata portion of the Closing Payment, plus any Adjustments Payment and Holdback Amount, allocable to such Dissenting Shares. Upon any determination by the Company that any Dissenting Shares have become entitled to receive the Net Merger Consideration pursuant to this paragraph, the Company shall notify the Shareholders' Representative, and the Shareholders' Representative shall then instruct the Paying Agent to deliver materials to and make disbursements of such payment to such Shareholder, less such Shareholder's pro rata portion of Selling Expenses, all in accordance with SECTIONS 4.5(b) and (c).

         SECTION 4.5 EXCHANGE OF SHARES. (a) At or prior to the Effective Time, the Shareholders' Representative, the Company and Purchaser shall designate a bank or trust company to serve as paying agent (the "Paying Agent") for all Shares other than Dissenting Shares pursuant to a Paying Agent Agreement in substantially the form of EXHIBIT 4.5 hereto (the "Paying Agent Agreement") and, in accordance with SECTION 4.5, shall cause the Closing Payment to be wire transferred to the Paying Agent for the benefit of the Shareholders other than the holders of Dissenting Shares. Such funds shall be invested by the Paying Agent as directed by the Shareholders' Representative, subject to investment limitations of the Paying Agent Agreement, in obligations of or guarantees by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers acceptances of commercial banks with capital exceeding $500 million.

         (b) Promptly after the Effective Time (or with respect to instructions given pursuant to SECTION 4.4, promptly after the requirement to give such instructions arises), the Shareholders' Representative shall instruct the Paying Agent to mail or otherwise deliver to each Shareholder (other than to holders of Dissenting Shares) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of the certificates representing the Shares (the "Certificates") shall pass, only upon actual delivery of the Certificates to the Paying Agent) and instructions for use in surrendering the Certificates for payment. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and properly completed, and the satisfaction of all other conditions set forth in the Paying Agent Agreement, the holder of such Certificate shall be entitled to receive in exchange therefor his or her pro rata portion of the Closing Payment, less his or her pro rata portion of the Selling Expenses then payable and less the amounts due under any outstanding promissory note in favor of the Company relating to the purchase of his or her Shares (a "Stock Note"). Immediately prior to any disbursement to any such holder, the Paying Agent shall be instructed to cancel such Certificate and any applicable Stock Note. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

         (c) Promptly after the receipt by the Paying Agent of all or part of the Adjustments Payment or the Holdback Amount, the Shareholders' Representative and the Company shall instruct the Paying Agent to mail checks for the pro rata portion of the Adjustments Payment less any additional Selling Expenses to the persons entitled thereto in accordance with the letters of transmittal received by the Paying Agent and instructions from the Shareholders' Representative.

         (d) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any purpose they shall be canceled and exchanged as provided in this Article.

         (e) At any time following six months after the final disbursement of the Holdback Amount to the Paying Agent, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been held by the Paying Agent for six months after such final disbursement and that have not been disbursed to holders of Certificates, except to the extent there exist a dispute or claim with respect to disbursement of such funds and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Net Merger Consideration less the amount if any of any outstanding Stock Note payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for the Net Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

         The Purchaser represents and warrants to the Company as follows:

         SECTION 5.1 ORGANIZATION. Each of the Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The copies of the certificates of incorporation and bylaws of each of Merger Sub and the Purchaser heretofore delivered to the Company are true, correct and complete, and in full force and effect, as of the date of this Agreement.

         SECTION 5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Merger Sub and the Purchaser has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Merger Sub and the Purchaser and by the shareholder of Merger Sub, and no other corporate proceedings on the part of Merger Sub or the Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Merger Sub and the Purchaser and, assuming this Agreement constitutes a legal, valid and binding agreement of the Company, this Agreement constitutes a legal, valid and binding agreement of each of Merger Sub and the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

         SECTION 5.3 NONCONTRAVENTION; CONSENTS AND APPROVALS. (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by SECTION 5.3(b), the execution and delivery of this Agreement by each of Merger Sub and the Purchaser and the consummation by Merger Sub and the Purchaser of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or bylaws of Merger Sub or the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under the terms, conditions or provisions of any note, bond, mortgage, indenture, license agreement or other instrument or obligation to which Merger Sub or the Purchaser is a party, or by which Merger Sub or the Purchaser or any of its respective properties or assets is bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Merger Sub or the Purchaser or any of its respective properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults which, either individually or in the aggregate, would not impair the ability of Merger Sub or the Purchaser to consummate the transactions contemplated hereby.

         (b) Assuming the accuracy of the representations and warranties of the Company set forth in ARTICLE VI, no filing or registration with, notification to and no permit, authorization, consent or approval of, any governmental entity is required by Merger Sub or the Purchaser in connection with the execution and delivery of this Agreement by Merger Sub and the Purchaser or the consummation by Merger Sub and the Purchaser of the transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection, or in compliance, with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina and the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (v) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, materially impair the ability of Merger Sub or the Purchaser to consummate the transactions contemplated hereby.

         SECTION 5.4 FINANCING. The Purchaser has the ability to obtain all funds necessary to enable the Purchaser to perform this Agreement in accordance with its terms. The Purchaser has provided to the Company evidence of the Purchaser's financial capability, which evidence the Purchaser represents to be true and correct according to the terms thereof. The Purchaser agrees that at all times between the date hereof and the Closing Date it will take all necessary or advisable actions to assure that funds sufficient to permit the Purchaser to pay the Closing Payment will be available on the Closing Date.

         SECTION 5.5 LITIGATION. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its subsidiaries that would give any third party the right to enjoin, rescind or condition the transactions contemplated hereunder.


                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to each of Merger Sub and the Purchaser as follows:

         SECTION 6.1 ORGANIZATION. The Company is a corporation duly incorporated and validly existing under the laws of the State of North Carolina. The Company's articles of incorporation are not suspended for failure to comply with the Revenue Act of the State of North Carolina and the Company is not administratively dissolved for failure to comply with the provisions of the Business Corporation Act, has delivered to the North Carolina Secretary of State its most recent annual report required by N.C.G.S. Section 55-16-22, and has not filed articles of dissolution. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company (a "Material Adverse Effect"). The Company has delivered to the Purchaser true and correct copies of its Articles of Incorporation and bylaws, as amended to the date of this Agreement.

         SECTION 6.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Merger and the adoption of this Agreement by the Company's shareholders. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary corporate action, except for the approval of the Merger and the adoption of this Agreement by the shareholders of the Company. This Agreement has been duly and validly executed and delivered by the Company, and assuming this Agreement constitutes a legal, valid and binding agreement of each of Merger Sub and the Purchaser, this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

         SECTION 6.3 NONCONTRAVENTION, CONSENTS AND APPROVALS. (a) Except as set forth in SCHEDULE 6.3, assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained pursuant to SECTION 6.3(b), the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) subject to obtaining the requisite approval of the Company's Shareholders, conflict with or result in any breach of any provision of the Articles of Incorporation or bylaws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other evidence or instrument of, or agreement relating to, indebtedness to which the Company is a party or by which it or any of its properties or assets are bound,
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any license, agreement or other instrument or obligation ("Contract") to which the Company is a party or by which it or any of its properties or assets is bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or that would not impair the Company's ability to consummate the transactions contemplated hereby.

         (b) No filing or registration with, or notification to, and no permit, authorization, consent or approval of, any government entity is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement except (i) in connection with the applicable requirements of the HSR Act, (ii) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina and the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings, registrations, notifications, permits, authorizations, consents or approvals that result from the specific legal or regulatory status of the Purchaser or as a result of any other facts that specifically relate to the business or activities in which the Purchaser is engaged, and (iv) such other filings, registrations, notices, permits, authorizations, consents and approvals that if not obtained, made or given would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or impair the Company's ability to consummate the transactions contemplated hereby.

         SECTION 6.4 CAPITALIZATION. The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, par value $0.10 per share, and 100,000 shares of Class B Stock. As of the date hereof, there are 130,007.5 shares of Common Stock issued and outstanding and 14,725 shares of Class B Stock issued and outstanding, and all formerly outstanding shares of the Company's preferred stock have been duly redeemed in accordance with law, and the Company has no obligation to make payments of any kind in respect of any such shares. Except as disclosed in SCHEDULE 6.4, there are not any options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any such shares or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription, right or agreement. All issued and outstanding Shares are duly authorized and validly issued, fully paid and non-assessable and are held of record entirely by those persons and entities shown on SCHEDULE 2.1.

         SECTION 6.5 FINANCIAL STATEMENTS. The Company has furnished to the Purchaser (i) balance sheets as of December 31, 1994, and December 31, 1993, and statements of income and cash flows for the years then ended, in each case together with the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied and audited by Ernst & Young, L.L.P., independent public accountants, whose reports upon the Financial Statements are included as a part thereof, and (ii) unaudited balance sheets as of March 31, 1995 and statements of income for the quarter then ended (collectively, the "Financial Statements"). Except as disclosed in SCHEDULE 6.5, the Financial Statements and notes thereto fairly present the results of operations and financial position of the Company for the periods and as of the dates set forth, in accordance with generally accepted accounting principles consistently applied (subject, with respect to the unaudited statements, to the absence of notes and to normal year-end adjustments).

         SECTION 6.6 UNDISCLOSED LIABILITIES. The Company has no material obligation or liability, except such liabilities and obligations that are reflected in the Financial Statements or disclosed in the notes thereto, or that were incurred after March 31, 1995 in the ordinary course of business or as otherwise specifically disclosed in this Agreement.

         SECTION 6.7        ABSENCE OF CERTAIN CHANGES.  Except as disclosed in
SCHEDULE 6.7 or as otherwise disclosed in this Agreement or a document delivered pursuant to this Agreement, since December 31, 1994, the Company has conducted its business only in the ordinary and usual course and there has not been (i) any material adverse change in the financial condition, properties, business or results of operations of the Company; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; (iii) any change by the Company in accounting principles, practices or methods; (iv) any material increase in the number of employees of the Company or any division of the Company or any material increase, individually or in the aggregate, in the rate or terms of compensation payable to or to become payable to the Company's employees, except increases occurring in accordance with the Company's customary practices or as required by existing employment agreements and except that the Company may pay bonuses to employees after the date hereof in an aggregate amount not to exceed $2,028,853, and the Company may enter into the Employment Agreements described in SECTION 7.3; (v) any material modifications in employee benefits to the

Company's employees; (vi) entry into, termination of (except by reason of the occurrence of a contractually specified termination date) or material amendment to any contract or commitment or license or permit material to the Company's business, except in the ordinary course of business or as contemplated herein;
(vii) any creation of or assumption of any mortgage, pledge, or other lien or encumbrance upon any of the Company's assets, except in the ordinary course of business; (viii) any sale, assignment, lease, transfer or other disposition of any of the Company's assets, except in the ordinary course of business; (ix) any imposition or incurring of any obligation or liability, fixed or contingent, except in the ordinary course of business; (x) except as otherwise disclosed in this Agreement or a Schedule hereto, entry into any agreement pursuant to which the aggregate annual financial obligation of the Company may exceed $100,000, or which is not terminable by the Company without penalty upon ninety (90) days' notice or less; (xi) any commitment to make any purchase or sale of or any inventories except in the ordinary course of business; (xii) any commitment in excess of $50,000 for any capital expenditure for which the Company shall have any financial obligation to discharge subsequent to Closing; or (xiii) any other material transaction not in the ordinary course of business.

         SECTION 6.8 CERTAIN CONTRACTS AND ARRANGEMENTS. All contracts existing as of the date hereof to which the Company is a party are either (i) listed in SCHEDULE 6.8 hereto or elsewhere disclosed in this Agreement; (ii) contracts for the purchase or sale of goods or services entered into in the ordinary course of business; (iii) contracts for the sale of advertising pursuant to customary invoicing and payment terms; (iv) contracts cancelable without penalty on 90 days' notice or less; or (v) contracts that do not impose an obligation on the Company in excess of $50,000 per year. Except as set forth in SCHEDULE 6.8 or otherwise disclosed in this Agreement, there is not, under any of the agreements designated in SCHEDULE 6.8, any existing default, event of default or other event which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of the Company and which would, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 6.9 LITIGATION. Except as set forth on SCHEDULE 6.9 or disclosed in this Agreement, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Company's knowledge, threatened against the Company that may have a Material Adverse Effect, or may impair the ability of the Company to consummate the Merger, if adversely determined against the Company.

         SECTION 6.10 LABOR MATTERS. The Company is not a party to any collective bargaining agreement or any other union labor agreement covering or relating to any of its employees, and has not recognized and has not received a demand for recognition of any collective bargaining representative with respect thereto. There are no strikes, labor disputes or work stoppages in effect or, to the knowledge of the Company, threatened against the Company that may have a Material Adverse Effect. The Company has substantially complied in all material respects with all applicable laws and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, discrimination, and the payment of Social Security or similar taxes. There are no unfair labor practice claims or charges pending involving the Company.

         SECTION 6.11 EMPLOYEE BENEFIT PLANS. (a) SCHEDULE 6.11 contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements (the "Compensation and Benefit Plans").

         (b) Except as disclosed in SCHEDULE 6.11, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees and former employees of the Company (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service or a timely application has been made for a favorable determination letter, and the Company is not aware of any circumstances likely to result in revocation of, or failure to issue, any such favorable determination letter. There is no material pending or, to the knowledge of the Company, threatened litigation relating to the ERISA Plans. The Company has not engaged in any transaction with respect to any ERISA Plan that could subject the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA in an amount which would be material.

         (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA. The Company does not presently contribute to a Multiemployer Plan, nor has the Company contributed to a Multiemployer Plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof.

         (d) All contributions required to be made within the last five years under the terms of any ERISA Plan have been timely made. No Pension Plan nor any single-employer plan of the Company has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. The Company has not provided, and is not required to provide, security to any Pension Plan or to any single-employer plan of the Company pursuant to Section 401(a)(29) of the Code.

         (e) Under each Pension Plan that is a single-employer defined benefit pension plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

         (f) The Company has no obligations for retiree health and life benefits under any ERISA Plan, except as set forth on SCHEDULE 6.11. There are no restrictions on the rights of the Company to amend or terminate any such ERISA Plan without incurring any liability thereunder.

         (g) Except as set forth in SCHEDULE 6.11, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company under any Compensation and Benefit Plan or otherwise from the Company, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

         SECTION 6.12 TAXES. (a) The Company has filed, or caused to be filed, on a timely basis all federal, state and local tax returns required to be filed by the Company. Except as disclosed on SCHEDULE 6.12, all such tax returns are true, correct and complete and the Company has delivered to Purchaser copies of all federal and state income and Form 5500 returns filed since January 1, 1990. Except as set forth in SCHEDULE 6.12, (a) the Company has paid, or made provisions for the payment of, (i) all taxes due for the periods covered by such returns, except such accrued and unpaid taxes for which appropriate accruals have been made in accordance with generally accepted accounting principles and (ii) all deficiencies assessed as a result of any examination of such returns; and (b) the Company has not granted any extension of the limitation period applicable to any claim for taxes or assessments except for the years under audit as described in SCHEDULE 6.12. The United States federal and state income tax returns for all taxable years through 1990 have been audited by the relevant authorities or are closed by the applicable statute of limitations. All taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and have been paid to the proper governmental authority or other person. No consent to the application of Section 341(f) of the Code has been filed with respect to any property or assets held by or acquired or to be acquired by the Company.

         (b) The Company has not made any payment in prior years for which it claimed a deduction, has not made any cash payment, is not obligated to make any payment and is not a party to any agreement that could obligate it to make any payment that will be non-deductible under Section 280G of the Code, as amended.

         (c) The Company is not a party to any tax allocation or sharing agreement.

         (d)     The Company has no liability for the tax of any person under
Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

         SECTION 6.13 LICENSES AND AUTHORIZATIONS. SCHEDULE 6.13 lists all material licenses, permits, authorizations and consents and approvals of governmental authorities ("Permits") that are held by the Company as of the date hereof and are required for the conduct of the Company's business, as presently conducted, and which, if not present or not in full force and effect, would have a Material Adverse Effect. All such Permits are in full force and effect, with no material violations of any of them having occurred or, to the Company's knowledge, alleged to have occurred, and with no proceedings pending or, to the Company's knowledge, threatened, that would have the effect of revoking or materially limiting or affecting the transfer or renewal of any such Permits. Except as set forth in SCHEDULE 6.13, (a) such Permits are not subject to any restrictions or conditions that would limit the business of the Company as presently conducted and (b) there are no applications by the Company or material complaints by others pending or threatened in writing as of the date hereof before any governmental agency relating to the Company.

         SECTION 6.14 TITLE TO REAL PROPERTY. SCHEDULE 6.14 lists all real property currently owned or leased by the Company. Except with respect to any leased property or as set forth in SCHEDULE 6.14, the Company has good and marketable fee simple title to all of the real property listed in such Schedule, free and clear of all material liens, mortgages, pledges and encumbrances whatsoever other than for (i) real estate taxes not yet due and payable and (ii) easements, party wall agreements, encroachments, riparian rights, rights of way, mineral rights or other similar reservations and restrictions which are described in SCHEDULE 6.14 or which in the aggregate do not materially and adversely affect or interfere with the value or present use or presently contemplated development of any such property. No condemnation of any such real property has occurred, is pending or, to the Company's knowledge, is threatened. The Company has delivered to the Purchaser true and complete copies of all leases listed in such Schedule, all of which are valid and binding on the Company and with respect to which the Company is not in material default.

         SECTION 6.15 TITLE TO PERSONAL PROPERTY. The Company has delivered to the Purchaser a schedule of all material tangible personal property owned or leased by the Company as of January 1, 1995. Except with respect to any leased property or as set forth in SCHEDULE 6.15, the Company owns and has good and valid title to such properties, free and clear of all material liens and encumbrances, except for liens for taxes not yet due and payable. The Company has delivered or made available to the Purchaser true and complete copies of all material leases and other agreements or documents affecting the properties listed in SCHEDULE 6.15, all of which are valid and binding on the Company, and with respect to which the Company is not in material default.

         SECTION 6.16 BANK ACCOUNTS. SCHEDULE 6.16 lists all bank accounts and safe deposit boxes of the Company. No powers of attorney have been given in connection with such accounts. On or prior to the Closing, the Company shall deliver to the Purchaser a list of the names of all persons authorized to draw thereon or to have access thereto.

         SECTION 6.17 INSURANCE. SCHEDULE 6.17 lists all of the Company's insurance policies in effect as of the date hereof, and indicates the insurer's name, policy number, expiration date and amount and type of coverage. All such insurance is in full force and effect and no premiums in respect thereof are past due.

         SECTION 6.18 INVENTORIES; ASSETS. The Company's inventories do not include any items in any material amount that are below standard quality, damaged, obsolete or of a quantity or quality not usable or suitable in the ordinary course of the Company's business. Except as disclosed on SCHEDULE 6.18, the buildings, plants, structures and equipment of the Company used in the Company's business are structurally sound with no known defects and are in good operating condition and repair, normal wear and tear excepted, and none of such buildings, plants, structures and equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

         SECTION 6.19 ACCOUNTS RECEIVABLE. All of the Company's trade accounts receivable are valid and genuine and were acquired or arose in the ordinary course of business.

         SECTION 6.20 INTELLECTUAL PROPERTY. The Company has the right to use all trademarks, trade names, and copyrights as the Company presently uses
them.   To the Company's knowledge, no patent, trademark, trade name, or copyright used by the Company is the subject of any infringement action or action seeking to deny, modify or revoke any registration or application therefor or renewal thereof. The Company is entitled to use all designs, processes and licenses and all other industrial property or intellectual property rights used by it, and except as disclosed in SCHEDULE 6.20, the Company has not granted to any third party any right, title or interest in or to any such intellectual property. All registered trademarks, registered copyrights, patents or patent applications owned by the Company are disclosed in SCHEDULE 6.20.

         SECTION 6.21 NEWSPAPERS AND MAGAZINES; CIRCULATION. The Company publishes the newspapers and magazines listed on SCHEDULE 6.21 hereto. The average paid circulation sold for The News and Observer during the twelve-month period ending December 31, 1994, as determined by the Audit Board of Circulations, is disclosed in SCHEDULE 6.21. Paid circulation is not overstated in such Schedule, and there has been no material decline in total average paid circulation since December 31, 1994. The approximate circulations/distribution of the other publications are also disclosed in
SCHEDULE 6.21.

         SECTION 6.22       ENVIRONMENTAL MATTERS.

         (a)     To the knowledge of the Company, except as set forth on
SCHEDULE 6.22, neither the Company nor any third party has discharged, disposed of, deposited or released, directly or indirectly, any pollutants, contaminants or hazardous or toxic substances, wastes or materials (as defined under federal, state or local law presently in effect) ("Hazardous Materials") in, on or under any real property owned, leased or used by the Company, and no soil or groundwater contamination or pollution by any Hazardous Materials exists in, on or under any such real property that, in either of such cases, could require remedial action under any applicable law. The Company has provided all required notices to landlords and the Purchaser in respect of Hazardous Materials as required by applicable law.

         (b)     To the knowledge of the Company, except as set forth on
SCHEDULE 6.22, all Hazardous Materials present on any real property owned or leased by the Company are stored in all material respects in accordance with applicable laws and regulations, and neither the Company nor any of its employees or agents have disposed of, discharged, deposited, released or placed any Hazardous Materials except as permitted by law, and the Purchaser has no potential liability therefor under applicable law presently in effect.

         (c) The remediation work at the warehouse located at 1400 Mechanical Boulevard, Garner, North Carolina, described in SCHEDULE 6.22, is proceeding in accordance with the plan of remediation that has been approved by the North Carolina Department of Environment, Health and Natural Resources.

         (d) To the knowledge of the Company, no soil or groundwater contamination or pollution by any Hazardous Materials exists in, or under the real property located at Martin and McDowell Streets, Raleigh, North Carolina, discussed in the September 23, 1994 report by Groundwater Technology, Inc., that could require remedial action under any applicable law, except as indicated in the reports by Groundwater Technology, Inc. that the Company has supplied to the Purchaser and the reports by McLaren Hart Environmental Engineering Corporation that have been prepared for the Purchaser.

         SECTION 6.23 EQUITY INTERESTS. Except as set forth on SCHEDULE 6.23, the Company does not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership, joint venture or other entity.


         SECTION 6.24 BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker or finder in connection with the transactions contemplated by this Agreement, other than Dirks, Van Essen & Associates, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, other than to Dirks, Van Essen & Associates.

         SECTION 6.25 DISCLOSURE. No representation or warranty by the Company in this Agreement (including the Schedules) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement made therein, in light of the circumstances under which it is made, not misleading.

         SECTION 6.26 COMPLIANCE WITH LAWS. The Company has complied and is in compliance in all material respects with applicable laws relating to ownership, leasing and operating its assets and carrying on the business operations of the Company.

         SECTION 6.27 BOOKS AND RECORDS. The minute books are true, complete and correct in all material respects. At the Closing, all of the Company's books and records will be in the possession of the Company.


                                  ARTICLE VII

                            COVENANTS OF THE PARTIES

         SECTION 7.1 CONDUCT OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company will conduct its business in a manner consistent with prior practice and in the ordinary and usual course. Without limiting the generality of the foregoing, except as otherwise expressly provided in or contemplated by this Agreement or as disclosed in SCHEDULE 7.1, prior to the Closing Date, without the prior written consent of the Purchaser, the Company will not:

         (a) except in its ordinary course of business, consistent with past practices (i) create, incur, assume or prepay any long-term debt or any short-term debt for borrowed money other than under existing lines of credit;
(ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

        (b) (i) increase the compensation of any of its employees, except in its ordinary course of business, consistent with past practices except that the Company may pay bonuses to employees after the date hereof in an aggregate amount not to exceed $2,028,853, and the Company may enter into the Employment Agreements described in SECTION 7.3; (ii) materially increase the number of employees of the Company or any division of the Company; or (iii) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that the Company shall, to the extent permitted by law, amend the Company's Restated Pension Trust Plan and Cash or Deferred (401K) Plan and other benefit plans or agreements to the extent necessary to eliminate the effect on the Company's obligations to pay or become otherwise obligated for any increased benefits under such plans arising from the payment of the bonuses to employees permitted by clause (b)(i) above, except to the extent that any such effect is de minimis.

         (c) sell, transfer, lease, license, pledge, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, lease, license, pledge, mortgage or otherwise dispose of or encumber, any assets or properties, real or personal, (i) the fair market value of which, individually, is in excess of $100,000 or (ii) that are material, individually or in the aggregate, to the Company, except in the ordinary course of business consistent with past practice;

         (d) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or issue any such shares, except for the payment of quarterly cash dividends consistent with past practices;

         (e) enter into any other agreements, commitments or contracts that are material, individually or in the aggregate, to the Company, except agreements, commitments or contracts as contemplated by SECTION 6.8 hereof or for the purchase, sale or lease of goods or services in the ordinary course of business, consistent with past practice;

         (f) except as otherwise disclosed in this Agreement or a document delivered to this Agreement, or otherwise consistent with past practice, authorize or commit to make capital expenditures in an amount in excess of the Company's current budget for capital expenditures;

         (g) permit any insurance policy naming it as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary and usual course of business;

         (h) make any change to its accounting methods, principles or practices, except as may be required or permitted by generally accepted accounting principles;

         (i) maintain the books and records of the Company in a manner not consistent with past business practices; or

         (j) settle or compromise any claim with respect to Dissenting Shares prior to the Closing Date without the prior written consent of the Purchaser.

         SECTION 7.2 ACCESS TO INFORMATION. (a) From the date of this Agreement to the Closing Date, the Company will (i) give the Purchaser and its authorized representatives reasonable access during normal business hours to the Company's facilities, personnel and operations and to all of its books and records, (ii) permit the Purchaser and such authorized representatives to make such inspections thereof as the Purchaser may reasonably request and to conduct such tests, studies and surveys and take samples at its sole cost and expense as it deems necessary for evaluating the structural and environmental condition of the property and improvements thereon, and (iii) cause its officers or other appropriate officials to furnish the Purchaser with such financial and operating data and other information with respect to the business operations of the Company as the Purchaser may from time to time reasonably request; provided, however, that any such investigation by the Purchaser shall be conducted in such a manner as not to interfere unreasonably with the Company's business operations.

         (b) Until the Closing, the Purchaser (i) will hold, and will use its best efforts to cause its officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors to hold, in strict confidence all information (other than such information as may be publicly available) furnished to the Purchaser in connection with the transactions contemplated by this Agreement, including all information concerning the Company contained in any analyses, compilations, studies or other documents prepared by or on behalf of the Purchaser (collectively, the "Information"); and (ii) will not, without the prior written consent of the Company, release or disclose any Information to any other person, except to the Purchaser's officers, directors, employees, lenders, accountants, representatives, agents, consultants and advisors who need to know the Information in connection with the consummation of the transactions contemplated by this Agreement, who are informed by the Purchaser of the confidential nature of the Information and who agree to be bound by the terms and conditions of this SECTION 7.2(b). In the event the Purchaser or any person to whom the Purchaser transmits the Information pursuant to this Agreement becomes legally compelled to disclosed any of the Information, the Purchaser will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this SECTION 7.2(b), or both. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this SECTION 7.2(b), the Purchaser will furnish only that portion of the Information that the Purchaser is advised by written opinion of counsel is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information. If the transactions contemplated by this Agreement are not consummated, the Information, including any analyses, compilations, studies or other documents prepared by or on behalf of the Purchaser, will be returned to the Company immediately upon the Company's request therefor.

         (c) After the Closing, each of the Purchaser and the Shareholders' Representative will use its best efforts to furnish the other and its authorized representatives such financial and operating data and other information with respect to the business operations of the Company as each may from time to time reasonably request.

         SECTION 7.3 EMPLOYEES AND EMPLOYEE BENEFITS. (a) The Company agrees to enter into employment contracts at the Closing in the form attached as EXHIBITS 7.3 hereto, with Messrs. Frank Daniels, III, Fred D. Crisp, Richard
L. Henderson, Robert M. Woronoff, Jr., John S. Barton, Jr., and John W. Andrews, each of whom is a current employee of the Company. The salaries inserted in such employment contracts shall be the base salaries indicated in the letter from Frank A. Daniels, Jr., dated May 3, 1995.

         (b) The Purchaser hereby irrevocably, absolutely and unconditionally guarantees to (i) each employee of the Company named in SECTION 7.3(A) prompt payment in full of all amounts due to such person under the employment agreements referred to in such Section, and (ii) to each employee of the Company prompt payment in full of all amounts due to such person under the Company's Supplemental Executive Benefit Plan. With respect to such guaranties, the Purchaser hereby waives any right to require that any notice be given to or action be brought against the Company, and waives presentment, demand, notice of dishonor, protest and any other defenses available to a surety or guarantor under any applicable law.

         SECTION 7.4 HSR ACT FILING. As soon as practicable after the date of this Agreement, the Company and the Purchaser will file, or cause to be filed, with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated hereby. Each of the Purchaser and the Company will make or cause to be made all such other filings and submissions under laws and regulations applicable to it, if any, as may be required of it for the transactions contemplated hereby. The Purchaser and the Company will coordinate and cooperate with one another in exchanging such information and assistance as the other may reasonably request in connection with all of the foregoing.

         SECTION 7.5 OTHER ACTIONS. The Company and the Purchaser hereby agree that each, at its own expense, shall use its best efforts and shall cooperate fully with the other in preparing, filing, prosecuting, and taking any other actions with respect to any applications, requests, or actions that are or may be reasonable and necessary to obtain the consent of any governmental instrumentality (in addition to the DOJ and FTC) or any third party or to accomplish the transactions contemplated by this Agreement.

         SECTION 7.6 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider that any deeds, bills of sale, assignments, assurances or any other actions are necessary or desirable to vest, perfect or confirm of record in the Surviving Corporation its right, title or interest in or to any of the rights or properties of either of the Constituent Corporations acquired by the Surviving Corporation as a result of the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in and to such rights and properties in the Surviving Corporation or otherwise to carry out this Agreement.

         SECTION 7.7 CONSUMMATION OF AGREEMENT. The Company and the Purchaser will each use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as expeditiously as possible. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of the Purchaser or the Company, that would materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the Purchaser and the Company will use their respective best, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.

         SECTION 7.8 PUBLIC ANNOUNCEMENTS. The Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement that is not approved by the other party, except as may be required by law or court order, in which case the parties will make reasonable efforts to consult with each other prior to the making of such public statement.

         SECTION 7.9 PURCHASER'S SEVERANCE OBLIGATION. (a) The Purchaser hereby agrees that it will cause the Company to pay severance pay to each employee of the Company who is employed by the Company immediately prior to the Closing but whose employment by the Company is terminated without cause within 180 days after the Closing Date, other than Frank Daniels, Jr., the employees listed in SECTION 7.3(a) and the employees listed in SCHEDULE 7.9. The amount of severance pay to each such employee shall be equal to two weeks' of such employee's base weekly pay (at the time of the Closing) for each full year the employee had been employed by the Company on the date of termination. Such severance pay shall be paid in cash in full within five days of the date of termination of employment. For the purposes of this Section, a termination without cause includes any termination of employment for any reason other than the death or disability of the employee, the commission of any dishonest or illegal act involving the business or affairs of the Company or the intentional failure to perform, or the gross negligence in the performance of, the employee's duties to the Company.

         (b) All employees of the Company immediately prior to the Closing are third-party beneficiaries of this SECTION 7.9 (other than Frank A. Daniels, Jr. and the employees listed in SECTION 7.3(a) above) and shall be entitled to take all actions necessary to enforce the Purchaser's obligations hereunder, including bringing legal actions in their own names.

         SECTION 7.10 PHILANTHROPY JOURNAL. Prior to the Closing Date, the Company shall cease providing the services of its employees to the Philanthropy Journal, shall terminate all employees of the Company who are to work for the Philanthropy Journal and shall cease providing office space for the use of the Philanthropy Journal.

         SECTION 7.11 HOLDBACK LETTER OF CREDIT. (a) The Purchaser shall secure its obligation to pay the Holdback Amount by delivering to the Shareholders' Representative, on the Closing Date, a letter of credit in a stated amount of not less than $10,000,000, issued by a national bank with capital in excess of $500,000,000 that has a short-term credit rating of not less than A-1 by Moody's Investor Services, Inc. or P-1 by Standard & Poor's Corporation, or any other financial institution reasonably acceptable to the Shareholders' Representative (an "Acceptable Bank"). The Purchaser may replace a letter of credit at any time, and shall replace an expiring letter of credit at least 10 days before its expiration date, with a substitute letter of credit issued by an Acceptable Bank in a stated amount of not less than the then current Holdback Amount (including any disputed amount) at the time of substitution, as certified to the Escrow Agent by the Shareholders' Representative.

         (b) The Shareholders' Representative may draw on the letter of credit if he does not receive a substitute letter of credit prior to the 10th day before the expiration date of an expiring letter of credit, or he is directed to do so by court order or is authorized in writing to do so by the Purchaser. The funds received by the Shareholders' Representative upon drawing on the letter of credit shall be deposited in escrow with an escrow agent appointed by, and pursuant to an escrow agreement approved by, the Shareholders' Representative and the Purchaser, and no funds shall be disbursed from escrow without the prior written authorization of the Shareholders' Representative and the Purchaser or as they otherwise agree. The Shareholders' Representative and the Purchaser shall be obligated to authorize disbursements from escrow to the extent and in the manner consistent with the Purchaser's rights and obligations to reduce or disburse to the Shareholders' Representative the Holdback Amount.

         7.12 CERTAIN INDEMNIFICATION OBLIGATIONS. The Purchaser shall cause the Company to honor its indemnity obligations as described in paragraph 2 of SCHEDULE 11.2.


                                  ARTICLE VIII

                        CONDITIONS TO THE OBLIGATIONS OF
                                  ALL PARTIES

         The respective obligations of all parties to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

         SECTION 8.1 SHAREHOLDER APPROVAL. This Agreement shall have been adopted by the vote of the holders of a majority of the Shares at the Shareholders' Meeting, or by written consent in lieu thereof.

         SECTION 8.2 HART-SCOTT-RODINO. The Company and the Purchaser and any other Person (as defined in the HSR Act) required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the DOJ and the FTC pursuant to the HSR Act shall have made such filing, all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated and no actions shall have been instituted by the DOJ or FTC challenging or seeking to enjoin the consummation of the transactions contemplated under this Agreement unless such actions shall have been withdrawn or terminated.


                                   ARTICLE IX

                        CONDITIONS TO THE OBLIGATIONS OF
                          MERGER SUB AND THE PURCHASER

         The obligations of Merger Sub and the Purchaser to effect the Merger and to perform their other obligations to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived by the Purchaser:

         SECTION 9.1 REPRESENTATIONS AND WARRANTIES TRUE. All representations and warranties of the Company contained herein shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made as of such date except for changes permitted or contemplated by this Agreement.

         SECTION 9.2 PERFORMANCE. The Company shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

         SECTION 9.3 CERTIFICATES. The Company shall furnish such certificates of its officers to evidence compliance with the conditions set forth in SECTIONS 9.1 and 9.2 as may be reasonably requested by the Purchaser, together with a description of any changes to such representation or warranties permitted or contemplated by this Agreement.

         SECTION 9.4 CERTAIN PROCEEDINGS. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Merger Sub, the Purchaser or the Company that prohibits or restricts the consummation of the Merger, limits or restricts the operation of the businesses of the Company as they are currently conducted, or otherwise restricts the Surviving Corporation's exercise of full rights to own and operate the Company.

         SECTION 9.5 OPINION OF COUNSEL. Merger Sub and the Purchaser shall have received the favorable opinion of Robinson, Bradshaw & Hinson, P.A., counsel to the Company, on such legal matters as Merger Sub and the Purchaser may reasonably request.

         SECTION 9.6 CLOSING DOCUMENTS. As of the Closing Date, the Purchaser shall have received from the Company the following documents:

         (a) A long-form certificate of existence as to the corporate status of the Company from the State of North Carolina;

         (b) A true and complete copy of the Articles of Incorporation of the Company and all amendments thereto certified by the State of North Carolina;

         (c) A true and complete copy of the bylaws of the Company certified by its Secretary;

         (d) A true and complete copy of the resolutions adopted on behalf of the Company authorizing the execution, delivery and performance of this Agreement and all transactions contemplated hereby;

         (e) A certificate from the Company's Secretary that its Articles of Incorporation have not been amended since the date of the certificate described in subsection (b) above and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (a) above that would adversely affect the Company's corporate existence; and

         (f) A certificate from the Company's Secretary as to the incumbency and signatures of any of the Company's officers who will execute documents at the Closing or who have executed the Agreement.

         SECTION 9.7 DISSENTING SHARES. The number of Dissenting Shares shall not exceed five percent (5%) of the outstanding Shares.

         SECTION 9.8 GUARANTEE OF STOCK OWNERSHIP AND RECORDS. The Company shall have used reasonable efforts to cause each Shareholder to have acknowledged and agreed in writing to such Shareholder's obligations to reimburse the Company for any amount of Net Merger Consideration received by such Shareholder that is in excess of the amount of Net Merger Consideration that should have been received by such Shareholder, and the holders of at least 75% of the Shares shall have so acknowledged and agreed. The Company shall have delivered to the Purchaser copies of such documents as the Purchaser may reasonably request relating to the ownership, prior issuances, transfers and redemptions of Shares. The obligations of the Shareholders under the reimbursement agreements shall survive the Closing, shall bind the successors and assigns of such Shareholders, and shall be continuing obligations not limited in duration except by any applicable statute of limitations. The Purchaser shall be entitled to proceed against the Shareholders under such reimbursement agreement even if a claim by the Purchaser for indemnification under such reimbursement agreements would also entitle the Purchaser to reduce the Holdback Amount for Purchaser Damages, as such term is defined in SECTION 11.2.


                                   ARTICLE X

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

        The obligations of the Company under this Agreement to effect the Merger and to perform its other obligations to be performed at the Closing shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived by the
Company:

        SECTION 10.1 REPRESENTATIONS AND WARRANTIES TRUE. All representations and warranties of the Purchaser contained herein shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made as of such date except for changes permitted or contemplated by this Agreement.

        SECTION 10.2 PERFORMANCE. The Purchaser shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

        SECTION 10.3 CERTIFICATES. Each of Merger Sub and the Purchaser shall furnish such certificates of its officers to evidence compliance with the conditions set forth in SECTIONS 10.1 and 10.2 as may be reasonably requested by the Company.

        SECTION 10.4 CERTAIN PROCEEDINGS. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Merger Sub, the Purchaser or the Company which prohibits or restricts the consummation of the Merger.

        SECTION 10.5 OPINION OF COUNSEL. The Company shall have received the favorable opinion of Pillsbury Madison & Sutro, counsel to Merger Sub and the Purchaser, as to such matters as may be reasonably requested by the Company.

        SECTION 10.6 CLOSING DOCUMENTS. As of the Closing Date, the Company shall have received from the Purchaser and Merger Sub the following documents:

        (a) A long-form certificate of good standing as to the corporate status of each of the Purchaser and Merger Sub from the state of its incorporation;

        (b) A true and complete copy of the Certificate of Incorporation of each of the Purchaser and Merger Sub and all amendments thereto certified by the state of its incorporation;

        (c) A true and complete copy of the bylaws of each of the Purchaser and Merger Sub certified by its Secretary;

        (d) A true and complete copy of the resolutions adopted on behalf of each of the Purchaser and Merger Sub authorizing the execution, delivery and performance of this Agreement and all transactions contemplated hereby;

        (e) A certificate from each of the Purchaser's and Merger Sub's Secretary that its Articles of Incorporation have not been amended since the date of the certificate described in subsection (b) above and that nothing has occurred since the date of issuance of the certificate of good standing specified in subsection (a) above that would adversely affect its corporate good standing; and

        (f) A certificate from each of the Purchaser's and Merger Sub's Secretary as to the incumbency and signatures of any of its officers who will execute documents at the Closing or who have executed the Agreement.

                                   ARTICLE XI

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          SECTION 11.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by the parties to this Agreement or pursuant hereto shall survive the Closing, but all claims made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this ARTICLE XI.

          SECTION 11.2       SHAREHOLDERS' AGREEMENT TO INDEMNIFY.

        (a) Indemnification. Subject to the limitations, conditions and provisions set forth herein, the Purchaser shall be entitled to reduce the Holdback Amount (i) in the amount of all losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees, asserted against or incurred by the Purchaser or any of its shareholders, directors, officers, employees and agents (the "Purchaser Indemnitees") resulting from a breach of any covenant, agreement, representation or warranty of the Company contained in this Agreement (except to the extent, if any, that the matters specifically addressed below may constitute such a breach, in which event the provisions set forth below shall control) and 50% of all losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees, asserted against or incurred by the Company or by the Purchaser Indemnitees as a result of or arising out of the matters set forth in paragraph 1 of SCHEDULE 11.2, net of any present or future tax benefits to the Company arising from the matters set forth in paragraph 1 of
SCHEDULE 11.2, (ii) in the amount of all losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees, asserted against or incurred directly or indirectly by the Company or by the Purchaser Indemnitees as a result of or arising out of the matters set forth in paragraph 2 of SCHEDULE 11.2, (iii) for actual losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees, but with appropriate offset for any recovery actually made from available governmental cleanup funds or third parties, arising out of the matters set forth in paragraph 3 of SCHEDULE 11.2, such reduction to be made at the rate of 60% of any loss, cost or expense to the extent deductible when incurred for federal income tax purposes and 100% of any amount not then currently deductible, up to a maximum reduction of $180,000 in the aggregate for all such losses, damages, liabilities, costs and expenses (collectively, the losses, damages, liabilities, costs and expenses referred to in subparagraphs (i), (ii) and (iii) above are referred to herein as "Purchaser Damages"); provided, however, that all claims for indemnification under SECTION 11.2(a)(i) shall be brought in writing to the attention of the Shareholders' Representative within one year from the Closing Date and all claims for indemnification under
SECTION 11.2(a)(ii) and (iii) shall be brought in writing to the attention of the Shareholders' Representative within four years from the Closing Date. The Purchaser's right to recover for any claims for Purchaser Damages shall be limited to its rights to reduce the Holdback Amount.

          (b) Limitation of Liability. The Purchaser's right to reduce the Holdback Amount for any Purchaser Damages shall be subject to all of the following limitations:

                   (i) The Purchaser may not reduce the Holdback Amount as a result of any claims for indemnification under SECTION 11.2(a)(i) or (ii) until the aggregate amount of all such claims exceeds $500,000, in which case the Holdback Amount shall be reduced by the full extent of the Purchaser Damages related to such claims.

                  (ii) The Purchaser shall have the right to recover only those Purchaser Damages as to which the Purchaser has given the Shareholders' Representative timely written notice. Any written notice delivered by the Purchaser to the Shareholders' Representative pursuant to this subparagraph (ii) shall set forth with specificity the basis of the claim for Purchaser Damages and, if possible, an estimate of the amount thereof.

                 (iii) All Purchaser Damages shall be computed net of any insurance coverage with respect thereto that reduces the Purchaser Damages that would otherwise be sustained unless such claim against the insurance coverage would result in a retroactive or retrospective premium adjustment.

                  (iv) Anything in this Agreement to the contrary notwithstanding (except as provided in SECTION 9.8), no shareholder, director, officer, employee or agent of the Company shall have any personal liability to the Purchaser or any other persons as a result of the breach of any representation, warranty, covenant or agreement of the Company contained herein.

                   (v) The Purchaser and the Company agree to consult with the Shareholders' Representative on an ongoing basis regarding the environmental contamination described in paragraph 3 of SCHEDULE
                             11.2 and any remediation thereof, and to share information on developments and work relating thereto. The Purchaser and the Company will address all obligations and requirements relating to such contamination and any remediation thereof in a reasonably cost effective manner, including (if deemed appropriate by the Purchaser after consultation with the Shareholders' Representative), seeking recovery of costs from any available governmental cleanup funds or liable third parties. Although the Purchaser is entitled to reduce the Holdback Amount for Purchaser Damages relating to the matters set forth in paragraph 3 of SCHEDULE 11.2, the Shareholders in their individual capacities shall have no liabilities or obligations relating to such contamination or any remediation thereof, and the Company shall indemnify, defend and hold harmless the individual Shareholders, and their heirs and assigns, from and against all claims, actions, judgments, fines, losses, damages, liabilities, costs, and other expenses, including without limitation attorneys' fees, asserted against or incurred by the individual Shareholders, or their heirs or assigns as a result of or arising out of such contamination or remediation.

          (c) Condition of Indemnification. The right of the Purchaser to reduce the Holdback Amount for Purchaser Damages resulting from the assertion of liability by third parties, including any claims by the Paying Agent for reimbursement of its attorneys' fees and for indemnification pursuant to the Paying Agent Agreement ("Purchaser Third-Party Claims") shall be subject to the following additional terms and conditions:

                   (i) Within ten days after receiving notice thereof, the Purchaser shall give the Shareholders' Representative notice of any Purchaser Third-Party Claims asserted against or incurred by the Company or Purchaser Indemnitee together with a statement and copies of any available information regarding such claim. The Shareholders' Representative and the Purchaser shall have joint control of, and shall cooperate in, the defense thereof. Each of the Purchaser or the Company and the Shareholders' Representative shall have the right to retain counsel.

                  (ii) All costs and expenses of such Purchaser Third-Party Claim (including, without limitation, the Company's or the Purchaser's reasonable attorneys' fees, settlement costs and arbitration costs) shall reduce the Holdback Amount and the reasonable costs and expenses of the Shareholders' Representative in connection with its defense (including reasonable attorneys' fees) shall reduce the Holdback Amount and be distributed by Purchaser to the Shareholders' Representative as such costs and expenses are incurred.

                 (iii) Without the prior written mutual consent of each of the Purchaser and the Shareholders' Representative, neither party shall reject or enter into any settlement of any Purchaser Third-Party Claim.

          (d) Reduction of Holdback Interest. In addition to the reduction of the Holdback Amount for the actual amount of Purchaser Damages, the Purchaser shall have the right to reduce the Holdback Amount by amounts equal to the following:

                   (i) For any reduction in the Holdback Amount because of the payment of any amounts by the Purchaser or the Company to a third party after the Closing Date, including the payment of costs and expenses in connection with Purchaser Third-Party Claims, the Holdback Amount shall also be reduced by the amount of interest that accrued pursuant to
                             SECTION 11.4(A) hereof on the amount of such Holdback Amount reduction (after the date of payment of such amounts to the third party).

                  (ii) For all other reductions in the Holdback Amount, the Holdback Amount shall also be reduced by the amount of interest accruing pursuant to SECTION 11.4(A) hereof from the Closing Date on the amount of the Holdback Amount reduction.

          SECTION 11.3       PURCHASER'S AGREEMENT TO INDEMNIFY.

          (a) Indemnification. Subject to the limitations, conditions and provisions set forth herein, the Purchaser hereby agrees to indemnify, defend and hold the Shareholders and the Company and its directors, officers, employees and agents (the "Company Indemnitees") harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorney's fees, asserted against or suffered or incurred directly or indirectly by any of the Company Indemnitees resulting from a breach of any covenant, agreement, representation or warranty of the Purchaser contained in this Agreement (collectively, "Company Damages"); provided, however, that all claims for indemnification under this SECTION 11.3 shall be brought in writing to the attention of the Purchaser within one year from the Closing Date. The Shareholders' Representative shall have the right to bring claims for Company Damages on behalf of all Shareholders.

          (b) Limitation of Liability. The Purchaser's obligation to indemnify the Company Indemnitees against any Company Damages shall be subject to all of the following limitations:

                   (i) All Company Damages shall be computed net of any insurance coverage with respect thereto that reduces the Company Damages that would otherwise be sustained, unless such claim against the insurance coverage would result in a retroactive or retrospective premium adjustment.

                  (ii) Anything in this Agreement to the contrary notwithstanding, no shareholder, director, officer, employee or agent of the Purchaser shall have any personal liability to the Company Indemnitees or any other person as a result of the breach of any representation, warranty, covenant or agreement of the Purchaser contained herein.

          (c) Conditions of Indemnification. The obligations and liabilities of the Purchaser under SECTION 11.3(a) hereof with respect to claims for Company Damages resulting from the assertion of liability by third parties ("Company Third-Party Claims") shall be subject to the following terms and conditions:

                   (i) Within ten days after receiving notice thereof, the Shareholders' Representative shall give the Purchaser notice of any Company Third-Party Claims asserted against or incurred by a Company Indemnitee together with a statement of available information regarding such claim. The Purchaser shall have the right to undertake the defense thereof by counsel of its own choosing. The Shareholders' Representatives may, by counsel, participate in such proceedings, negotiations or defense, at its own expense, but the Purchaser shall retain control over such litigation except as hereinafter set forth.

                  (ii) In the event that within ten days after notice of any such Company Claim, the Purchaser fails to notify the Shareholders' Representative of its intention to defend, or if the Purchaser at any time notifies the Shareholders' Representative of its decision to abandon its defense, the Shareholders' Representative will (upon further notice to the Purchaser) have the right to undertake the defense, compromise or settlement of such Company Claim, subject to the right of the Purchaser to assume the defense of such Company Claim at any time prior to final settlement, compromise or determination thereof.

                 (iii) All costs and expenses of such Company Claim (including, without limitation, all attorneys' fees, settlement costs and arbitration costs) shall be reimbursed by the Purchaser to the Shareholders' Representative as such costs and expenses are incurred.

                  (iv) Without the prior written consent of the Shareholders' Representative, the Purchaser will not enter into any settlement of any Company Claim if pursuant to or as a result of such settlement,
                             (i) injunctive or other equitable relief would be imposed against any Company Indemnitee or (ii) such settlement would lead to liability or create any financial or other obligation on the part of the Company Indemnitee for which the Company Indemnitee is not entitled to indemnification hereunder.

          SECTION 11.4 HOLDBACK AMOUNT INTEREST AND DISTRIBUTION. (a) The Holdback Amount (other than the $750,000 portion of the Holdback Amount in the Adjustments Payment calculation) shall accrue interest, on a daily basis from the Closing Date until paid to the Paying

Agent, at a per annum rate equal to the effective yield to maturity of two-year U.S. Treasury Notes as reported in The Wall Street Journal on the Closing Date and as adjusted monthly thereafter to the effective yield on such Notes reported on the first business day of each month after the Closing Date. The rate shall be increased to a per annum rate equal to the prime rate, as reported in The Wall Street Journal, plus one percent per annum, on any nondisputed amounts that are not delivered to the Paying Agent on the date required by this Agreement (as to which the increased rate shall be effective as of such date) and on any amounts that are eventually delivered to the Paying Agent but whose delivery to the Paying Agent is delayed because of a claim or dispute (as to which the increased rate shall be effective as of the date the disputed amounts would have been released had there been no dispute).

          (b) Purchaser shall pay to the Paying Agent, by certified check or wire transfer:

                   (i) all of the Shareholders' Representative's reasonable attorneys' fees and expenses as provided in SECTION 11.2 within three (3) business days after receipt of a certificate signed by the Shareholders' Representative setting forth the amount of such costs;

                  (ii) on the second anniversary of the Closing Date, the excess of the Holdback Amount as of such date (including all accrued interest on and reductions to or distributions affecting, such Holdback Amount as of such date) over an amount equal to $5,180,000 less the aggregate amount by which the Holdback Amount has been reduced to such date for claims made under SECTION 11.2(a)(iii); and

                 (iii) on the fourth anniversary of the Closing Date, the balance of the Holdback Amount, if any:

                             provided, however, that upon the later of the first anniversary of the Closing Date or the date (the "Camalier Resolution Date") of final resolution of any direct or indirect exposure to the Company or the Purchaser concerning the matter set forth in paragraph 2 of SCHEDULE 11.2, the balance of the Holdback Amount in excess of (A) $180,000 less (B) the aggregate amount the Holdback Amount has been reduced to such date for claims made under SECTION 11.2(a)(iii) shall be paid to the Paying Agent together with interest as set forth above; and, provided further, that upon the later of (i) the first anniversity of the Closing Date, (ii) the earlier of (A) the second anniversary of the Closing Date and (B) the Camalier Resolution Date and (iii) the date that a governmental authority with jurisdiction over the matter acknowledges that it will require no further remedial action at the then current time with respect to the matter identified in paragraph 5 of
                             SCHEDULE 6.22, an amount of the Holdback Amount equal to $180,000 less the aggregate amount that the Holdback Amount has been reduced to such date for claims made under SECTION 11.2(a)(iii) shall be paid to the Paying Agent together with interest as set forth above, and if payment is made to the Paying Agent under this provision on or prior to the second anniversary of the Closing Date, the amount of the Holdback Amount retained on the second anniversary of the Closing Date shall in no event be more than $5,000,000.

          SECTION 11.5 HOLDBACK AMOUNT REDUCTION; NOTICE; DISPUTES. The Purchaser shall deliver to the Shareholders' Representative, at least thirty
(30) days prior to reducing the Holdback Amount, a notice setting forth the amount of and basis for the proposed reduction, including the amount of any reduction in the accrued interest on the Holdback Amount. If the Shareholders' Representative does not object to the proposed reduction within the thirty-day period after receipt thereof, the proposed reduction to the Holdback Amount shall be deemed accepted by the Shareholders' Representative and the Holdback Amount shall be reduced accordingly. If the Shareholders' Representative does not accept the amount of the proposed reduction to the Holdback Amount, he shall give written notice to the Purchaser within thirty (30) days after receipt of the reduction notice. Such dispute notice shall set forth in reasonable detail the disputed amount (the "Disputed Holdback Reduction Amount") and the basis for the objections of the Shareholders' Representative. The parties shall attempt to resolve the Disputed Holdback Reduction Amount. If the amounts in dispute cannot be resolved by the parties within the ninety-day (90) period after delivery of the Shareholders' Representative's objections, the Disputed Holdback Reduction Amount shall be submitted for resolution by binding arbitration in accordance with the laws of the State of North Carolina and American Arbitration Association Commercial Arbitration Rules. Any such arbitration proceeding shall be held in Wake County, North Carolina and shall be conducted by three arbitrators, one of whom shall be selected by Purchaser, one by the Shareholders' Representative, and one by the two arbitrators so selected. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction and may include the award of attorneys' fees and other costs to the extent recoverable under this Agreement.


                                  ARTICLE XII

                                  TERMINATION

          SECTION 12.1       TERMINATION.  This Agreement may be terminated:

          (a) at any time by mutual consent of the Company and the Purchaser;

          (b) by either party, if Closing hereunder has not taken place on or before November 3, 1995;

          (c) by the Company if all conditions set forth in ARTICLES VIII and X have not been satisfied or waived by the Closing Date;

          (d) by the Purchaser if all conditions set forth in ARTICLES VIII and IX have not been satisfied or waived by the Closing Date; and

          (e)      By the Purchaser in the event that, prior to July 15, 1995,
(i) the Purchaser furnishes to the Company the findings of a qualified environmental assessment firm demonstrating the existence of (other than as disclosed on SCHEDULE 6.22), (A) Hazardous Materials in, on or under any real property owned, leased or used by the Company, or (B) soil or groundwater contamination or pollution by any Hazardous Materials in, on, or under any such real property that, in either of such cases, requires remedial action under any applicable law relating to Hazardous Materials, and (ii) the Company, after receipt of notice of such evidence, does not agree, prior to the Closing Date, to increase the Holdback Amount and extend the time limitations set forth in
SECTION 11.2(A) to cover all costs and expenses reasonably necessary to bring the real property and the business conducted thereon in compliance with all applicable laws relating to Hazardous Materials.

          SECTION 12.2 PROCEDURE AND EFFECT OF TERMINATION OR FAILURE TO CLOSE. (a) In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any of the parties pursuant to SECTION 12.1, prompt written notice thereof shall be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                   (i) None of the parties hereto nor any of their partners, directors, officers, shareholders, employees, agents, or affiliates shall have any liability or further obligation to the other party or any of its partners, directors, officers, shareholders, employees, agents, or affiliates pursuant to this Agreement with respect to which termination has occurred, except as stated in
                             ARTICLE XI or in SECTIONS 12.2(b), SECTION 7.2(b) and 13.1 hereof and except for breaches by the Company of its obligations under SECTION 1.5; and

                  (ii) All filings, applications and other submissions relating to the Merger shall, to the extent practicable, be withdrawn from the agency or person to which made.

          (b) Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, ARTICLE XI, in the event of termination of this Agreement, or if pursuant to the terms of this Agreement
(i) the Company and the Purchaser shall be obligated to consummate the Merger,
(ii) the Purchaser or the Company, as the case may be, shall have duly satisfied each of the conditions set forth in ARTICLE IX or X hereof to be satisfied by it (or in the case of any condition that is to be satisfied at the Closing, shall have demonstrated a willingness and ability to satisfy such condition if the Closing were to take place), and the conditions set forth in
ARTICLE VIII have been satisfied, and (iii) the Company or the Purchaser, as the case may be, shall nevertheless fail to consummate the Merger, then and in that event, the Purchaser and the Company, as the case may be, shall be entitled to seek any remedy to which they may be entitled at law or in equity in the event of a material violation or breach of any agreement, representation or warranty contained in this Agreement (which remedies shall include, without limitation, with respect to both the Purchaser and the Company, an injunction or injunctions to prevent breaches of, or to obtain specific performance of any obligation hereunder, without limiting any monetary damages to which the Purchaser or the Company, as the case may be, shall be entitled); provided, however, that in the event of termination of this Agreement by the Purchaser pursuant to SECTION 12.1(e), no party shall be liable to the other for breach of this Agreement.


                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

          SECTION 13.1 EXPENSES. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation the preparation and execution of this Agreement and performance of the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, consultants, counsel and accountants will be paid by the party incurring such costs and expenses.

          SECTION 13.2 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger pursuant to this Agreement.

          SECTION 13.3 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of the Company and the Purchaser at any time prior to the Closing Date with respect to any of the terms contained herein.

          SECTION 13.4 WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

          SECTION 13.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand, by facsimile transmission (with electronically confirmed receipt), one business day when sent by recognized overnight courier, or five business days after deposit in the U.S. mails, by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                   (a)       If to the Company, to:

                             The News and Observer Publishing Company
                             215 S. McDowell Street
                             Raleigh, North Carolina 27602
                             Attention:  Frank A. Daniels, Jr.
                             Telecopy:  (919) 829-4872

                             Copies to:

                             Robinson, Bradshaw & Hinson, P.A.
                             One Independence Center
                             101 North Tryon Street, Suite 1900
                             Charlotte, North Carolina  28246
                             Attention:  Russell M. Robinson, II
                             Telecopy:  (704) 378-4000

                   (b)       If to the Purchaser, to:

                             McClatchy Newspapers, Inc.
                             2100 Q Street
                             Sacramento, California  95816
                             Attention:  Gary B. Pruitt
                             Telecopy:  (916) 321-1869

                             Copies to:

                             Pillsbury Madison & Sutro
                             235 Montgomery Street
                             San Francisco, California  94104
                             Attention:  Terry Kee
                             Telecopy:  (415) 983-1200

          SECTION 13.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder; provided that prior to filing any necessary applications pursuant to the HSR Act as contemplated hereby, the Purchaser may assign or transfer this Agreement or any rights it may have hereunder to any direct or indirect wholly-owned subsidiary of the Purchaser and in such event the Purchaser, as well as such subsidiary, shall remain liable hereunder for all purposes.

          SECTION 13.7 GOVERNING LAW; JURISDICTION. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina. The Purchaser and the Company hereby irrevocably consent, to the maximum extent permitted by law, that any legal action or proceeding against them under, arising out of or in any manner relating to, this Agreement may be brought in any court of general jurisdiction of Wake County, North Carolina, or in the United States District Court for the Eastern District of North Carolina, Raleigh Division. By its execution and delivery of this Agreement, each such party expressly and irrevocably assents and submits to the personal jurisdiction of either of such courts in any such action or proceeding. Each such party further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by mail in the manner provided for in SECTION
13.5 above, and expressly and irrevocably waives its respective claims and defenses in any such action or proceeding in either such court based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis to the maximum extent permitted by law.

          SECTION 13.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          SECTION 13.9 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          SECTION 13.10 BULK SALES LAW. The parties hereto waive compliance with the provisions of any bulk sales law applicable to the transactions contemplated hereby.

          SECTION 13.11 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto and the documents delivered pursuant to this Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated by reference herein. The Purchaser acknowledges that the Company has not made any, and makes no, promises, representations, warranties, covenants or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated by this Agreement.

        IN WITNESS WHEREOF, The Company, the Purchaser and the Merger Sub have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                THE NEWS AND OBSERVER PUBLISHING
                                COMPANY


[CORPORATE SEAL]                By:  /s/ FRANK DANIELS, JR.
                                ---------------------------------------------
                                   Name: Frank Daniels Jr.
                                   Title: President

Attest:

/s/  JOHN A. BARTON
-------------------------
       Secretary

                                McCLATCHY NEWSPAPERS, INC.


[CORPORATE SEAL]                By:  /s/ ERWIN POTTS
                                ----------------------------------------------
                                   Name: Erwin Potts
                                   Title: President and Chief Executive Officer
Attest:

/s/  WILMA C. FLACH
-------------------------
       Secretary

                                MNI MERGER SUB, INC.


[CORPORATE SEAL]                By:  /s/ ERWIN POTTS
                                ----------------------------------------------
                                   Name: Erwin Potts
                                   Title: President
Attest:

/s/ JAMES P. SMITH
-------------------------
    Secretary